Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (d)(ii) Equity Commitment Letter (PPVAF) - July 16, 2012

[Letterhead of Platinum Partners Value Arbitrage Fund L.P.]

July 16, 2012

PEEK Investments LLC

122 West 26th Street, 5th Floor

New York, New York 10001

RE:	Equity Commitment

Ladies and Gentlemen:

This equity commitment letter agreement ("Agreement") is entered into and effective as of the date first written above ("Effective Date") by and among PEEK Investments LLC, a Delaware limited liability company ("Purchaser"), and each other party hereto identified on the signature page(s) hereto (each, an "Investor"). Reference is made to a possible third-party tender offer by Purchaser to purchase all outstanding shares of common stock, $0.001 par value per share ("Shares"), of a Delaware corporation (the "Company") upon the terms and subject to the conditions set forth in the Offer to Purchase, related Letter of Transmittal, and other tender offer material provided by or on behalf of Purchaser to each Investor (which, collectively, as amended or supplemented, constitute the "Offer"). Each term used and not otherwise defined herein shall have the meaning assigned to such term in the Offer.

1. Commitment. This Agreement confirms the commitment of each Investor, severally and not jointly, and not jointly and severally, upon the terms and subject to the conditions set forth herein and in the Offer (each, a "Commitment" and, with respect to any Investor(s), the Commitment(s) of such Investor(s)), to purchase, or to cause one or more of their respective affiliates to purchase, directly or indirectly, equity of Purchaser for the purpose of enabling Purchaser to (a) accept for payment and purchase and pay for any and all Shares tendered pursuant to the Offer at the time of acceptance (the "Offer Price Amount") and (b) fund the payment or reimbursement of the fees, expenses, and costs related to the Offer (collectively, "Transaction Cost Amount"), in each case, in an aggregate amount equal to the percentage of the Aggregate Commitment set forth opposite the name of such Investor on Appendix A hereto (each, a "Maximum Investor Commitment" and, with respect to any Investor(s), the Maximum Investor Commitment(s) of such Investor(s)); provided, however, that no Investor shall, under any circumstances, be obligated to purchase equity from Purchaser or otherwise provide any funds to Purchaser in an amount exceeding the amount of the Maximum Investor Commitment and the Investors, collectively, shall not, under any circumstances, be obligated to purchase equity from Purchaser or otherwise provide any funds to Purchaser in an amount exceeding the Aggregate Commitment. The term "Aggregate Commitment" means an amount equal to: (i) $20,000,000; or (ii) such lesser amount as in the aggregate suffices to fully fund the Offer Price Amount and the Transaction Cost Amount pursuant to, and in accordance with, the Offer. Each Investor hereby confirms that such Investor has unfunded capital commitments or otherwise available capital in an amount not less than the Maximum Investor Commitment and no internal or other approval is required for such Investor to fulfill its obligations hereunder.

2. Termination. Each Investor's obligation to fund the Maximum Investor Commitment is subject to the terms and conditions hereof and: (a) with respect to the Offer Price Amount, (i) the execution, filing, and dissemination of the Offer by Purchaser, (ii) the satisfaction or waiver of each Tender Offer Condition, and (iii) the contemporaneous acceptance for payment by Purchaser of all Shares validly tendered and not properly withdrawn pursuant to the Tender Offer; and (b) with respect to the Transaction Cost Amount, (i) the execution, filing, and dissemination of the Offer by Purchaser, (ii) the satisfaction or waiver of each Tender Offer Condition, and (iii) the consummation of the Offer in accordance with the terms of the Offer. The obligation of each Investor to fund the Maximum Investor Commitment shall terminate automatically and immediately upon the earliest to occur of (1) the consummation of the Closing, (2) a valid termination of the Offer in accordance with its terms, (3) the funding of the Aggregate Commitment, and (4) the assertion by Purchaser or any affiliate thereof of any claim against any Investor or any Related Party of any Investor in connection with this Agreement, the Offer, or any transaction contemplated hereby or thereby (including in respect of any oral representation made or alleged to be made in connection herewith or therewith), except with respect to any claim for specific performance or other equitable relief against Platinum Management (NY) LLC ("Sponsor") under the Confidentiality Agreement.

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (d)(ii) Equity Commitment Letter (PPVAF) - July 16, 2012

3. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Purchaser, by its acceptance hereof, covenants, acknowledges and agrees that no party other than the parties hereto shall have any obligation hereunder and that, (a) notwithstanding that any of the undersigned may be a partnership or limited liability company, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, security holder, affiliate, stockholder, controlling party, assignee, representative, lender or other financing source of the undersigned, other than the parties hereto or their assignees under the Offer (any such party, other than the parties hereto or their assignees under the Offer, a "Related Party"), or any Related Party of any Related Party of any party hereto (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or with respect to any legal action (whether at law, in equity, in contract, in tort or otherwise), including, without limitation, in the event Purchaser breaches its obligations under the Offer and including whether or not Purchaser's breach is caused by the breach by any Investor of its obligations under this Agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any party hereto or any Related Party of any Related Party of any party hereto under this Agreement or any documents or instruments delivered in connection herewith (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or for any legal action (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this Agreement, express or implied, is intended to or shall confer upon any party, other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4. Assignment; Reliance. This Agreement, Purchaser's rights hereunder and each Investor's Commitment hereunder shall not be assignable to any other party without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be null and void and of no force and effect, except that (a) Purchaser may assign its rights hereunder to an assignee of Purchaser's rights and obligations under the Offer made in accordance with the terms thereof or (b) each Investor may assign the Commitment hereunder to an affiliate of such Investor; provided, however, that notwithstanding any such assignment, each Investor shall remain liable to perform all of its obligations hereunder. Each Investor acknowledges that, if Purchaser commences the Offer or announces its intention to commences the Offer, Purchaser shall be doing so in reliance upon, among other things, the Commitment set forth herein.

5. Binding Effect. This Agreement may be relied upon only by Purchaser. Each Investor hereby waives (a) any defense to specific performance that a remedy at law would be adequate or that, absent specific performance, no irreparable harm would be suffered and (b) any requirement under applicable law to post a bond or other security as a prerequisite to obtaining equitable relief. Except as set forth in the first sentence of this Section, nothing set forth in this Agreement shall be construed to confer upon or give any party other than Purchaser any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Purchaser to enforce, the Aggregate Commitment or any Maximum Investor Commitment or any provision of this Agreement. Purchaser's creditors shall have no right to enforce this Agreement or to cause Purchaser to enforce this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Offer, and notwithstanding that this Agreement may be referred to in the Offer, except as set forth in this Section, no party (including neither the Company nor any affiliate thereof) other than Purchaser shall have any rights against the Investors pursuant to this Agreement.

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (d)(ii) Equity Commitment Letter (PPVAF) - July 16, 2012

6. Representations and Warranties. Each Investor represents, warrants, and covenants to Purchaser that: (a) such Investor has (and will continue to have) the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of it are necessary therefor; (c) this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Purchaser against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity); (d) such Investor has (and will continue to have) available funds or uncalled capital in excess of the sum of the Maximum Investor Commitment plus the aggregate amount of all other commitments and obligations the Investor currently has outstanding; (e) the execution, delivery and performance by it of this Agreement do not and will not (i) violate any law, rule or regulation or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party, (f) the Maximum Investor Commitment is less than the maximum amount that the undersigned is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents, and (g) all material consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by it have been obtained or made, and all conditions thereof have been duly complied with an no other action by, and no notice to or filing with, any governmental authority, is required in connection with the execution, delivery and performance of this Agreement.

7. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8. Miscellaneous. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by each party hereto. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective upon its acceptance by Purchaser, as evidenced by the delivery to each of the Investors of a counterpart of this Agreement executed by Purchaser. The parties hereto have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without regard to conflict of law principles thereof. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of New York, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in any state or federal court within the State of New York, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in the Offer shall be valid and sufficient service thereof.

Remainder of Page Intentionally Left Blank. Signature Page(s) to Follow.

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (d)(ii) Equity Commitment Letter (PPVAF) - July 16, 2012

IN WITNESS WHEREOF, this Agreement is executed and effective as of the Effective Date.

Investor(s):

Platinum Partners Value Arbitrage Fund L.P.

	By:	Platinum Management (NY) LLC
	Its:	Sole General Partner

Date: July 16, 2012	By:	/s/ Mark Nordlicht
	Name:	Mark Nordlicht
	Title:	Chief Investment Officer

ACCEPTED AND AGREED:

Purchaser:

PEEK Investments LLC

Date: July 16, 2012	By:	/s/ Michael Onghai
	Name:	Michael Onghai
	Title:	President

Remainder of Page Intentionally Left Blank. Attachment(s) to Follow.

Tender Offer Statement on Schedule TO - July 16, 2012	Exhibit (d)(ii) Equity Commitment Letter (PPVAF) - July 16, 2012

Appendix A

Maximum Investor Commitment

1.	Investor
2.	Commitment Range Level [CRL]
3.	Maximum Investor Commitment (as Percentage of Aggregate Commitment) [MIC (%)]
4.	Aggregate Commitment (per CRL)
5.	Minimum Aggregate Commitment (per CRL)
6.	Maximum Aggregate Commitment (per CRL)
7.	Maximum Investor Commitment (as Dollar Amount of Aggregate Commitment) [MIC ($)]

1. Investor	2. CRL	3. MIC (%)	4. Aggregate Commitment				7. MIC ($)
			5. Minimum		6. Maximum
Platinum Partners Value Arbitrage Fund L.P.	I	66 2/3%	from	$0	to	$7,500,000.00	$5,000,000.00
	II	100%	from	$7,500,000.01	to	$20,000,000.00	$12,500,000.00
Total:							$17,500,000.00